Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of November 23, 2021, by and between Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), and Lind Global Asset Management V, LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

A.       The board of directors (the “Board of Directors”) of the Company has authorized the issuance to Investor of the Notes (as defined below) and the First Closing Shares (as defined below).

B.       The Investor desires to purchase the Notes and the First Closing Shares on the terms and conditions set forth in this Agreement.

C.       Concurrently with the execution of this Agreement, the Company and each Major Investor (as defined below) will enter into a Security Agreement, substantially in the form attached hereto as Exhibit A (the “Security Agreement”), pursuant to which the Company will grant a first priority security interest in substantially all of its assets to secure the Company’s obligations hereunder.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.                  DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means the acquisition by the Company or any direct or indirect Subsidiary of the Company of a majority of the Equity Interests or substantially all of the assets and business of any Person, whether by direct purchase of Equity Interests, asset purchase, merger, consolidation or like combination.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“Capital Stock” means the Common Stock, the Preferred Stock and any other classes of capital stock of the Company.

“Change of Control” means, with respect to the Company, on or after the date of this Agreement:

(a)	a change in the composition of the Board of Directors of the Company at a single shareholder meeting where a majority of the individuals that were directors of the Company immediately prior to the start of such shareholder meeting are no longer directors at the conclusion of such meeting, without prior written consent of the Investor;
(b)	a change, without prior written consent of the Investor, in the composition of the Board of Directors of the Company prior to the termination of this Agreement where a majority of the individuals that were directors as of the date of this Agreement cease to be directors of the Company prior to the termination of this Agreement; provided that any individual who becomes a director of the Company after the date of this Agreement who is elected to fill a vacancy by a majority of the Board of Directors of the Company shall be deemed a member of the Board of Directors of the Company as of the date of this Agreement;
(c)	other than a shareholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control or direction over more than fifty percent (50%) of the voting rights attached to any class of voting securities of the Company; or
(d)	the sale or other disposition by the Company or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.

“Closings” has the meaning set forth in Section 2.2(d).

“Closing Dates” has the meaning set forth in Section 2.2(d).

“Code” has the meaning set forth in Section 2.1(a).

“Commitment Fee” means an amount equal to Two and One Half Percent (2.5%) of the applicable Funding Amount.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” means the shares of Common Stock issuable upon the full or any partial conversion of the Notes.

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“Disclosure Letter” has the meaning set forth in Section 3.

“Equity Interests” means and includes capital stock, membership interests and other similar equity securities, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Event of Default” has the meaning set forth in Section 7.1.

“First Closing” has the meaning set forth in Section 2.2(a).

“First Closing Date” has the meaning set forth in Section 2.2(a).

“First Closing Shares” has the meaning set forth in Section 2.1(a).

“First Funding Amount” means an amount equal to Twenty Million Dollars ($20,000,000).

“First Note” has the meaning set forth in Section 2.1(a).

“First Principal Amount” has the meaning set forth in Section 2.1(a).

“Form 8-K” has the meaning set forth in Section 5.10.

“Fourth Closing” has the meaning set forth in Section 2.2(d).

“Fourth Closing Date” has the meaning set forth in Section 2.2(d).

“Fourth Closing Notice” has the meaning set forth in Section 2.2(d).

“Fourth Funding Amount” means an amount equal to Ten Million Dollars ($10,000,000).

“Fourth Note” has the meaning set forth in Section 2.1(d).

“Fourth Principal Amount” has the meaning set forth in Section 2.1(d).

“Funding Amount” means each of the First Funding Amount, the Second Funding Amount, the Third Funding Amount and the Fourth Funding Amount, as applicable.

“HSR Act” has the meaning set forth in Section 5.14.

“Investor” has the meaning set forth in the preamble.

“Investor Group” shall mean the Investor plus any other Person with which the Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

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“Investor Party” has the meaning set forth in Section 5.11(a).

“Investor Shares” means the Conversion Shares, the First Closing Shares and any other shares issued or issuable to the Investor pursuant to this Agreement or the Notes.

“IP Rights” has the meaning set forth in Section 3.10.

“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities Laws.

“Legend Removal Date” shall have the meaning set forth in Section 5.1(c).

“Losses” has the meaning set forth in Section 5.11(a).

“Major Investor” means each Investor that is purchasing at least $250,000 in principal amount of Notes at the First Closing.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of issued and outstanding shares of Common Stock as of such date (exclusive of any shares of common stock issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (b) the closing price of the Common Stock on the Trading Market on the day of determination.

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, prospects, operations, results of operations or financial condition of the Company, or the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Maximum Percentage” means 4.99%; provided, that if at any time after the date hereof the Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act, then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests).

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“Money Laundering Laws” has the meaning set forth in Section 3.25.“Notes” has the meaning set forth in Section 2.1(d).

“OFAC” has the meaning set forth in Section 3.23.“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Press Release” has the meaning set forth in Section 5.10.

“Principal Amounts” has the meaning set forth in Section 2.1(d).

“Proceedings” has the meaning set forth in Section 3.6.

“Prohibited Transaction” means a transaction with a third party or third parties in which the Company issues or sells (or arranges or agrees to issue or sell):

(a)       any debt, equity or equity-linked securities (including options or warrants) that are convertible into, exchangeable or exercisable for, or include the right to receive shares of the Company’s Capital Stock:

(i)       at a conversion, repayment, exercise or exchange rate or other price that is based on, and/or varies with, a discount to the future trading prices of, or quotations for, shares of Common Stock; or

(ii)       at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity-linked security or upon the occurrence of specified or contingent events (other than warrants that may be repriced by the Company); or

(b)       any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such first transaction or series of related transactions; and are deemed to include transactions generally referred to as equity lines of credit and stand-by equity distribution agreements, and convertible securities and loans having a similar effect; provided, however, that the following shall not be deemed to be a Prohibited Transaction: (i) the entry into any at-the-market funding arrangement with one or more bona-fide investment banks and the issuance of securities pursuant thereto, and (ii) the entry by the Company into any agreement to issue any of the Company’s securities as consideration in connection with any acquisition of assets, companies or businesses or any license agreements, either at a fixed price, at a variable price or having clauses in such transactions or agreements that adjust the number of Company securities to be issued and the issuance of any Company securities pursuant thereto or in connection therewith. Notwithstanding the foregoing, and for the avoidance of doubt, rights issuances, shareholder purchase plans, and any plans, agreements or arrangements approved by the Board of Directors, convertible

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securities, or issuances of Equity Interests, based on the trading price of the Common Stock on the Trading Market but each at a fixed price per share, shall not be deemed to be a Prohibited Transaction.

“register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Investor Shares pursuant to the provisions of this Agreement, including the prospectus and amendments and supplements to such Registration Statement, and including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

“Second Closing” has the meaning set forth in Section 2.2(b).

“Second Closing Date” has the meaning set forth in Section 2.2(b).

“Second Closing Notice” has the meaning set forth in Section 2.2(b).

“Second Funding Amount” means an amount equal to Ten Million Dollars ($10,000,000).

“Second Note” has the meaning set forth in Section 2.1(b).

“Second Principal Amount” has the meaning set forth in Section 2.1(b).

“Securities” means the Notes and the Investor Shares.

“Securities Termination Event” means either of the following has occurred:

(a)       trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) Business Days; or

(b)       a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) Business Days; provided, however, for clarification, commercial banks in New York shall not be deemed to be subject to a banking moratorium due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar law, executive order or restriction or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York are open for use by customers.

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“Security Agreement” has the meaning set forth in the recitals.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock) or any swaps or other derivative transactions that would be equivalent to any sales or short position.

“Stockholder Approval” shall mean the approval of the holders of a majority of the outstanding shares of Company’s voting Common Stock: (a) if and to the extent legally required, to amend the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock by at least the number of shares of Common Stock equal to the number of Shares issuable hereunder, or (b) to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the Investor Shares (as such term is defined in each of such documents) issued and potentially issuable to the Investor thereunder, all as may be required by the applicable rules and regulations of the Trading Market (or any successor entity).

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Third Closing” has the meaning set forth in Section 2.2(c).

“Third Closing Date” has the meaning set forth in Section 2.2(c).

“Third Closing Notice” has the meaning set forth in Section 2.2(c).

“Third Funding Amount” means an amount equal to Ten Million Dollars ($10,000,000).

“Third Note” has the meaning set forth in Section 2.1(c).

“Third Principal Amount” has the meaning set forth in Section 2.1(c).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Notes, the Security Agreement and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“VWAP” means, as of any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of one share of Common Stock trading in the ordinary course of business on the applicable Trading Price for such date (or the nearest preceding date) on such Trading Market as reported by Bloomberg Financial L.P.; (b) if the Common Stock is not then listed on a Trading Market and if the Common Stock is traded in the over-the-counter market, as

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reported by the OTC Bulletin Board, the volume weighted average price of one share of Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, as reported by Bloomberg Financial L.P.; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price of one share of Common Stock so reported, as reported by Bloomberg Financial L.P.; or (d) in all other cases, the fair market value of one share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

2.                  PURCHASE AND SALE OF THE NOTES AND THE FIRST CLOSING SHARES.

2.1              Purchase and Sale of the Notes and the First Closing Shares. Subject to the terms and conditions set forth herein:

(a)                at the First Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, for the First Funding Amount (a) a convertible promissory note, in the form attached hereto as Exhibit B (the “First Note”), in the principal amount of Twenty Two Million Dollars ($22,000,000) (the “First Principal Amount”) and (b) 534,759 shares of Common Stock in payment of a due diligence fee (the “First Closing Shares”). The Investor and the Company agree that for U.S. federal income tax purposes and applicable state, local and non-U.S. tax purposes, the First Funding Amount shall be allocable between the First Note and the First Closing Shares based on the relative fair market values thereof. Neither the Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”), or any analogous provision of applicable state, local or non-U.S. law.

(b)               at the Second Closing, if applicable, the Company shall issue and sell to each applicable Major Investor, and such Major Investor shall purchase from the Company, for the Second Funding Amount, a convertible promissory note, in the form attached hereto as Exhibit B (the “Second Note”), in the principal amount of Eleven Million Dollars ($11,000,000) (the “Second Principal Amount”).

(c)                at the Third Closing, if applicable, the Company shall issue and sell to each applicable Major Investor, and such Major Investor shall purchase from the Company, for the Third Funding Amount, a convertible promissory note, in the form attached hereto as Exhibit B (the “Third Note”), in the principal amount of Eleven Million Dollars ($11,000,000) (the “Third Principal Amount”).

(d)               at the Fourth Closing, if applicable, the Company shall issue and sell to each applicable Major Investor, and such Major Investor shall purchase from the Company, for the Fourth Funding Amount, a convertible promissory note, in the form attached hereto as Exhibit B (the “Fourth Note”, and collectively with the First Note, the Second Note, and the Third Note, the “Notes”), in the principal amount of Eleven Million Dollars

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($11,000,000) (the “Fourth Principal Amount”, and collectively with the First Principal Amount, the Second Principal Amount and the Third Principal Amount, the “Principal Amounts”).

2.2              Closings. The closings hereunder, including payment for and delivery of the Notes and the First Closing Shares, as applicable, shall take place remotely via the exchange of documents and signatures, as follows:

(a)                the closing of the offer and sale of the First Note and the First Closing Shares shall occur no later than three (3) Business Days following the execution and delivery of this Agreement, subject to satisfaction or waiver of the conditions set forth in Section 6, or at such other time and place as the Company and the Investor agree upon, in writing (the “First Closing,” and the date the First Closing is completed being the “First Closing Date”).

(b)               the closing of the offer and sale of the Second Note shall occur following the one year anniversary of the First Closing Date, no later than ten (10) Business Days following the Company’s delivery to each Major Investor of an irrevocable written notice (the “Second Closing Notice”) in the form attached hereto as Exhibit C, which Second Closing Notice (if the Company elects to deliver such notice) must be delivered by the Company to the Major Investor within three (3) Business Days following the one year anniversary of the First Closing Date, subject to (i) satisfaction or waiver of the conditions set forth in Section 6 and (ii) the Common Stock trading at or in excess of $8.00 per share on the Trading Market for the fifteen (15) consecutive Trading Days prior to delivery of the Second Closing Notice, or at such other time and place as the Company and the Major Investor agree upon, in writing (the “Second Closing,” and the date the Second Closing is completed being the “Second Closing Date”).

(c)                the closing of the offer and sale of the Third Note shall occur following the earlier of (i) the two year anniversary of the First Closing Date or (ii) the successful readout for SLS-005 in ALS, no later than ten (10) Business Days following the Company’s delivery to each Major Investor of an irrevocable written notice (the “Third Closing Notice”) in the form attached hereto as Exhibit D, which Third Closing Notice (if the Company elects to deliver such notice) must be delivered by the Company to the Major Investor within three (3) Business Days following the two year anniversary of the First Closing Date or the successful readout for SLS-005 in ALS, as applicable, subject to (i) satisfaction or waiver of the conditions set forth in Section 6 and (ii) the mutual written agreement of the Major Investor and the Company to proceed with such closing, or at such other time and place as the Company and the Major Investor agree upon, in writing (the “Third Closing,” and the date the Third Closing is completed being the “Third Closing Date”).

(d)               the closing of the offer and sale of the Fourth Note shall occur following the filing of a new drug application with the U.S. Food & Drug Administration for either SLS-002 or SLS-005, no later than ten (10) Business Days following the Company’s delivery to each Major Investor of an irrevocable written notice (the “Fourth Closing Notice”) in the form attached hereto as Exhibit E, which Fourth Closing Notice (if the Company elects to deliver such notice) must be delivered by the Company to the Major Investor within three (3) Business Days following the filing of a new drug application with the U.S. Food & Drug Administration for either SLS-002 or SLS-005, subject to (i) satisfaction or waiver of the

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conditions set forth in Section 6 and (ii) the mutual written agreement of the Major Investor and the Company to proceed with such closing or at such other time and place as the Company and the Major Investor agree upon, in writing (the “Fourth Closing,” and collectively with the First Closing, the Second Closing and the Third Closing, the “Closings”, and the date the Fourth Closing is completed being the “Fourth Closing Date”, and collectively with the First Closing Date, the Second Closing Date and the Third Closing Date, the “Closing Dates”).

(e)                For avoidance of doubt, the Company shall have sole and absolute discretion to determine whether to deliver the Second Closing Notice. However, for the avoidance of doubt, the Third Closing shall not be conditioned upon there having been a Second Closing, and the Company may elect to send a Third Closing Notice to the Major Investors in accordance with this Section 2.2 even if there was no Second Closing; provided that the consummation of any such Third Closing shall be subject to the conditions set forth in Section 2.2(c) above. In addition, the Fourth Closing shall not be conditioned upon there having been a Second Closing or a Third Closing, and the Company may elect to send a Fourth Closing Notice to the Major Investors in accordance with this Section 2.2 even if there was no Second Closing and/or no Third Closing; provided that the consummation of any such Fourth Closing shall be subject to the conditions set forth in Section 2.2(d) above.

2.3              Commitment Fee. At each Closing, as applicable, the Company shall pay to each Major Investor the Commitment Fee, in United States dollars and in immediately available funds. The Commitment Fee shall be paid by being offset against the applicable Funding Amount payable by the Major Investor at each such Closing, as applicable.

2.4              Prepayment Right. As set forth in each of the Notes, in its sole discretion and upon giving the prior written notice set forth in the applicable Note, the Company will have the right to prepay each of the Notes in the following ways: (i) prior to the nine (9) month anniversary of the First Closing, the Company will have the right to prepay up to an aggregate of $14,666,667 of the then-outstanding principal amount of the applicable Note at any time with no penalty or premium of any kind, or (ii) on or after (a) to the extent the Company does not prepay any amount under this Section 2.4 prior to the nine (9) month anniversary of the First Closing, the nine (9) month anniversary of the First Closing, or (b) to the extent the Company does prepay any amount under this Section 2.4 prior to the nine (9) month anniversary of the First Closing, the twelve (12) month anniversary of the First Closing, the Company will have the right to prepay up to the entire then-outstanding principal amount of the applicable Note at any time with no penalty or premium of any kind, provided, that in the event that the Company elects to exercise a prepayment right on or after the nine (9) month anniversary of the First Closing or the twelve (12) month anniversary of the First Closing, as applicable, the Investor will have the option to convert up to thirty-three and one third percent (33 1/3%) of the amount the Company is prepaying for any such prepayment, at a price per share equal to the applicable Conversion Price (as such term is defined in the applicable Note). For the avoidance of doubt, the Company will not have the right to prepay under this Section 2.4 any amount of the applicable Note between the nine (9) month anniversary of the First Closing and the twelve (12) month anniversary of the First Closing in the event the Company elects to prepay any amount pursuant to this Section 2.4 prior to the nine (9) month anniversary of the First Closing.

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2.5              Senior Obligation. As an inducement for each Major Investor to enter into this Agreement and to purchase the Notes being purchased by Major Investors, all obligations of the Company pursuant to this Agreement and the Notes being purchased by Major Investors shall be secured by a first priority security interest in and lien upon substantially all of the assets of the Company, other than as described in the Security Agreement.

3.                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investor and covenants with the Investor that as of the applicable Closing Date, except as is set forth in the Disclosure Letter being delivered to the Investor as of the date hereof and updated and delivered to the Investor as of the Second Closing Date, the Third Closing Date, and the Fourth Closing Date, as applicable (the “Disclosure Letter”), the following representations and warranties are true and correct:

3.1              Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing (if a good standing concept exists in such jurisdiction) in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2              Authorization; Enforcement; Compliance with Other Instruments. The Company has the requisite corporate power and authority to execute the Transaction Documents, to issue and sell the Notes pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement and the Notes. The execution and delivery of the Transaction Documents by the Company and the issuance and sale of the Securities pursuant hereto, including without limitation the reservation of the Conversion Shares for future insuance, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, its stockholders or any other Person in connection therewith. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.3              No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Notes and, with respect to the First Closing, the issuance of the First Closing Shares, hereunder will not (a) conflict with or result in a violation of the Company’s Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section 5, violate in any material respect any Law or any rule

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or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of the Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 5, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and, with respect to the First Closing, the First Closing Shares, and the other transactions contemplated by this Agreement (including the issuance of the Conversion Shares upon conversion of the Notes) and (ii) the issuance of the Notes and, with respect to the First Closing, the First Closing Shares, and the issuance of the Conversion Shares upon the conversion of the Notes will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

3.4              Capitalization and Subsidiaries.

(a)                The authorized Capital Stock of the Company consists of: (i) 240,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock. As of the close of business on September 30, 2021: (A) 102,354,699 shares of Common Stock were issued and outstanding and (B) no shares of Preferred Stock were issued and outstanding; and since September 30, 2021, and through the date of this Agreement, the Company has issued 35,333 additional shares of Common Stock and no additional shares of Preferred Stock. As of September 30, 2021, (i) an aggregate of 7,007,477 shares of Common Stock are issuable upon exercise of options granted under the Company’s Amended and Restated 2012 Stock Long Term Incentive Plan, of which 1,861,885 shares were exercisable as of September 30, 2021, 2,400,000 shares of Common Stock are issuable upon vesting of restricted stock units granted under the Company’s Amended and Restated 2012 Stock Long Term Incentive Plan, and 1,405,011 additional shares are reserved for future issuance thereunder, (ii) an aggregate of 15,408 shares of Common Stock are issuable upon exercise of options granted under the Company’s 2016 Equity Incentive Plan, of which 15,408 shares were exercisable as of September 30, 2021 and no additional shares are reserved for future issuance thereunder, (iii) an aggregate of 292,285 shares of Common Stock are issuable upon exercise of options granted under the Company’s 2019 Inducement Plan, of which 75,138 shares were exercisable as of September 30, 2021, and 707,715 additional shares are reserved for future issuance thereunder, (iv) 2,635,068 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants with exercise prices ranging from $0.2957 to $492.00 per share, and (v) 919,991 shares of Common Stock are available for future issuance under the Company’s 2020 Employee Stock Purchase Plan. The First Closing Shares, when issued pursuant to Section 2.1(a) of this Agreement, will be been validly issued, fully paid non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. The Conversion Shares, when issued upon conversion of the Notes in accordance with their terms will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. No shares of the Company’s Capital Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws on file on the SEC’s EDGAR website are true and correct copies of the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws as in effect as of the applicable Closing Date. The Company is not in violation of any provision of its Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws.

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(b)               Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary. No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests. Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation (if a good standing concept exists in such jurisdiction) and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

(c)                Neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act. There are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary. There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes or the Investor Shares. Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d)               The issuance and sale of any of the Securities will not obligate the Company to issue shares of Common Stock or other securities, or to satisfy any related contractual obligations, to any other Person and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

3.5              SEC Documents; Financial Statements.

(a)                As of the applicable Closing Date, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act for the two years preceding the applicable Closing Date (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the applicable Closing Date and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, and audited by a firm that is a member a member of the Public

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Companies Accounting Oversight Board consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)                The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6              Litigation and Regulatory Proceedings. There are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the Common Stock or any other class of issued and outstanding shares of the Company’s Capital Stock, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such and, to the actual knowledge, after reasonable inquiry, of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7              No Undisclosed Events, Liabilities or Developments. No event, development or circumstance has occurred or exists, or to the actual knowledge, after reasonable inquiry, of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

3.8              Compliance with Law. The Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. The Company has taken no action designed to, or likely to have the effect of, delisting the Common Stock from the Trading Market, nor has the Company received any notification that the Trading Market is currently contemplating terminating such listing.

3.9              Employee Relations. Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the actual knowledge, after reasonable inquiry, of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to

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any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10          Intellectual Property Rights. The Company and each Subsidiary owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) necessary to conduct their respective businesses as now conducted. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating any IP Rights of any other Person. No claim has been asserted, and no Proceeding is pending, against the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s actual knowledge, after reasonable inquiry, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

3.11          Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

3.12          Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects. Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13          Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.14          Regulatory Permits. The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received

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any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15          No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or is reasonably expected to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be expected to have a Material Adverse Effect.

3.16          Taxes. The Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal and other material tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books reserves in accordance with generally accepted accounting principles. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

3.17          Solvency. After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

3.18          Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19          Certain Transactions. Other than as disclosed in the SEC Documents, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

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3.20          No General Solicitation. Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes or, with respect to the First Closing, the First Closing Shares pursuant to this Agreement.

3.21          Acknowledgment Regarding the Investor’s Purchase of the Notes and the Issuance of the First Closing Shares. The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes, and, with respect to the First Closing, the issuance of the First Closing Shares, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its stockholders. The Company is entering into this Agreement and the Security Agreement and is issuing and selling each of the Notes, and with respect to the First Closing, issuing the First Closing Shares, voluntarily and without economic duress. The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Notes and, with respect to the First Closing, the issuance of the First Closing Shares, and the transactions contemplated hereby and that neither the Investor nor any person affiliated with the Investor is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes and, with respect to the First Closing, the issuance of the First Closing Shares, or any other transaction contemplated hereby.

3.22          No Brokers’, Finders’ or Other Advisory Fees or Commissions. No brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.23          OFAC. None of the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24          No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained

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policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.25          Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the knowledge of the Company, pending, threatened or contemplated.

3.26          Disclosure. The Company confirms that neither it, nor to its actual knowledge, after reasonable inquiry, any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.

3.27          No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Investor and makes no predictions or forecasts of future revenues or earnings.

4.                  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants to the Company as follows:

4.1              Organization and Qualification. The Investor is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware.

4.2              Authorization; Enforcement; Compliance with Other Instruments. The Investor has the requisite power and authority to execute this Agreement and the Security Agreement, to purchase the Notes and, with respect to the First Closing, the First Closing Shares, and to perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents to which it is a party by the Investor and the purchase of the Notes and, with respect to the First Closing, the First Closing Shares, pursuant hereto, have been duly and validly authorized by the Investor’s governing body and no further consent or authorization is required by the Investor, its governing body, its equityholders or any other Person in connection therewith. The Transaction Documents to which it is a party have been duly and validly executed and delivered by the Investor and constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

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4.3              No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Investor and the purchase of the Notes by the Investor and, with respect to the First Closing, the issuance of the First Closing Shares to the Investor, will not (a) conflict with or result in a violation of the Investor’s organizational documents, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Investor is a party, or (c) violate in any material respect any Law applicable to the Investor or by which any of the Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of the Notes and, with respect to the First Closing, the First Closing Shares, and the other transactions contemplated by this Agreement (including the receipt of the Conversion Shares upon conversion of the Notes).

4.4              Investment Intent; Accredited Investor. The Investor is purchasing the Notes and, with respect to the First Closing, the First Closing Shares, for its own account, for investment purposes, and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities in violation of applicable securities laws. The Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. The Investor has, by reason of its business and financial experience, knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type such that it is capable of (a) evaluating the merits and risks of an investment in the Notes and the Investor Shares and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time. The Investor understands that the Company has no present intention of registering the Securities or any shares of its Common Stock. The Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

4.5              Opportunity to Discuss. The Investor has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested, has had the opportunity to review the Transaction Documents and the SEC Documents and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management. The Investor has also had the opportunity to ask questions of, receive answers from and obtain additional information from (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) the Company and its management regarding the terms and conditions of this investment. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. In making its investment decision, the Investor has relied solely on its own due diligence performed on the Company by its own representatives.

4.6              Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its

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investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling Persons, officers, directors, partners, agents or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

4.7              Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

4.8              No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.9              Transfer or Resale. The Investor understands that the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except in accordance with Section 5.1.

4.10          Prime Broker. The Investor’s prime broker and share custodian are as set forth on Schedule 4.10.

4.11          No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Investor makes no other representations or warranties to the Company.

5.                  OTHER AGREEMENTS OF THE PARTIES.

5.1              Legends, etc.

(a)                Securities may only be disposed of pursuant to an effective registration statement under the 1933 Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the 1933 Act, and in compliance with any applicable state securities laws.

(b)               Certificates evidencing the Securities will contain the following legend, so long as is required by this Section 5.1(b) or Section 5.1(c):

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED

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(THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. [THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] [THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities, in accordance with applicable securities laws, pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, the Investor may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge. No notice shall be required of such pledge. At the Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the 1933 Act or other applicable provision of the 1933 Act to appropriately amend the list of selling stockholders thereunder.

(c)                Certificates evidencing the Investor Shares shall not contain any legend (including the legend set forth in Section 5.1(b)): (i) while a Registration Statement is effective under the 1933 Act, (ii) following any sale of such Investor Shares pursuant to Rule 144, (iii) while such Investor Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall cause its counsel to issue any legal opinion or instruction required by the Company’s transfer agent to comply with the requirements set forth in this Section. At such time as a legend is no longer required for the Investor Shares under this Section 5.1(c), the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or the Company’s transfer agent of a certificate representing Investor Shares containing a restrictive legend (such third Business Day, the “Legend Removal Date”), deliver or cause to be delivered to the Investor a certificate representing such Investor Shares that is free from all restrictive and other legends. In addition to any other remedies available to the Investor, the Company shall pay to the Investor, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Investor Shares (based on the VWAP of the Common Stock on the date such Investor Shares are submitted to the Company or the Company’s transfer agent) delivered for removal of the restrictive or other legend, $5 per Trading Day for each Trading Day after the Legend Removal Date until such Investor Shares are

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delivered without a legend.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section except as it may reasonably determine are necessary or appropriate to comply or to ensure compliance with those applicable laws that are enacted or modified after the Closing.

5.2              Furnishing of Information. As long as the Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as the Investor owns the Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Investor Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.

5.3              Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investor, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market that would require, under the rules of the Trading Market, the Stockholder Approval.

5.4              Notification of Certain Events. The Company shall give prompt written notice to the Investor of (a) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any other Transaction Document, if made on or immediately following the date of such Event, untrue or inaccurate in any material respect, (b) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to the Investor’s obligations hereunder, (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (e) any Proceeding pending or, to the Company’s actual knowledge, after reasonable inquiry, threatened in writing against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5              Available Stock. The Company shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, such number of shares of Common Stock as are issuable upon conversion of the Notes at any time. If the Company determines at any time that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described in this Section 5.5, the Company shall use

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all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking Stockholder Approval for the authorization of such additional shares.

5.6              Use of Proceeds. The Company will use the proceeds from the sale of the Notes and the First Closing Shares for general working capital purposes, including clinical trials and working capital.

5.7              Repayment of Notes. If the Company issues any debt, including any subordinated debt, convertible debt or mandatorily redeemable preferred stock (other than the Notes, purchase money debt or capital lease obligations or other indebtedness incurred in the ordinary course of business), the Company shall notify the Investor within two (2) Business Days of such issuance and, unless otherwise waived in writing by and at the discretion of the Investor within three (3) Business Days of receipt of a notice from the Company to the Investor that the Company has issued such debt, the Company will, no later than five (5) Business Days after notifying the Investor that it has issued such debt, utilize the proceeds of such issuance to repay any outstanding Notes, in the order as follows: the First Note, or if such First Note has been repaid in full, the Second Note, or if such Second Note has been repaid in full or has not been issued, the Third Note, or if the Third Note has been repaid in full or has not been issued, the Fourth Note, as applicable. For the avoidance of doubt, any repayment of the outstanding Notes pursuant to this Section 5.7 shall count against the aggregate dollar cap set forth in Section 2.4, unless otherwise waived in writing by the Investor.

5.8              Intercreditor Agreement. In the event that the Company or any Subsidiary incurs debt or issues convertible debt securities to a seller as partial consideration paid to such seller in connection with an Acquisition, unless otherwise waived in writing by the Major Investors holding a majority of the then-outstanding principal amount of the Notes, as a condition to consummation of such Acquisition, the holder of such debt or convertible debt securities shall enter into an intercreditor agreement with the Company and the Investor on terms reasonably satisfactory to the Investor.

5.9              Prohibited Transactions. The Company hereby covenants and agrees not to enter into any Prohibited Transactions without the Investor’s prior written consent, until the earlier of (a) thirty (30) days after such time as the Notes have been repaid in full, as applicable, and/or have been converted into Conversion Shares and (b) the date on which the Investor ceases to hold any shares of Common Stock or have the right to acquire any shares of Common Stock.

5.10          Securities Laws Disclosure; Publicity. The Company shall, by 9:00 a.m. (New York City time) on the Trading Day immediately following the First Closing Date, issue a press release disclosing the material terms of the transactions contemplated hereby (the “Press Release”), and shall, within four (4) Trading Days following the date hereof, file a Current Report on Form 8-K (the “Form 8-K”) disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, that the Company may not issue the Press Release without the Investor’s prior written consent. The Company shall provide a copy of the draft Form 8-K to the Investor for review prior to release and the Company shall incorporate the Investor’s reasonable comments. The Company shall not issue any press release nor otherwise make any such public statement regarding the Investor or the Transaction Documents without the prior written consent of the Investor, except if such

23

disclosure is made in a manner consistent with the Press Release or Form 8-K, or is required by law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Investor for review prior to release and the Company shall incorporate the Investor’s reasonable comments. Following the execution of this Agreement, the Investor and its Affiliates and/or advisors may place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing the Investor’s relationship with the Company under this Agreement in a manner consistent with the Press Release or Form 8-K and including the name and corporate logo of the Company. Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and the Investor, and each employee, representative or other agent of the Company or the Investor, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

5.11          Indemnification of the Investor.

(a)                The Company will indemnify and hold the Investor, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and actual, reasonable and documented attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:

(i)                 any breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;

(ii)               any misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii)             any omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv)             any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not the Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above.

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(b)               In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its actual, reasonable and documented legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(c)                The provisions of this Section 5.11 shall survive the termination or expiration of this Agreement.

5.12          Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. To the extent the Company provides the Investor with material, non-public information, the Company shall publicly disclose such information within forty eight (48) hours of providing the information to the Investor. The Company understands and confirms that the Investor shall be relying on the foregoing representation in effecting transactions in securities of the Company.

5.13          Listing of Securities. The Company shall: (a) in the time and manner required by each Trading Market on which the Common Stock is listed, prepare and file with such Trading Market a Listing of Additional Shares form covering the Investor Shares, (b) take all steps necessary to cause such shares to be approved for listing on each Trading Market on which the Common Stock is listed as soon as possible thereafter, (c) provide to the Investor evidence of such Trading Market’s completion of review of the Listing of Additional Shares form, and (d) maintain the listing of such shares on each such Trading Market.

5.14          Antitrust Notification. If the Investor determines, in its sole judgment and upon the advice of counsel, that the issuance of the Notes or the Investor Shares pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Investor of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required to be filed by it pursuant to the HSR Act in connection with such issuance.

5.15          Change of Prime Broker, Custodian. The Investor has informed the Company of the names of its prime broker and its share custodian. The Investor shall notify the Company of any change in its prime broker or share custodian within three (3) Business Days of such change having taken effect.

5.16          Share Transfer Agent. The Company has informed the Investor of the name of its share transfer agent and represents and warrants that the transfer agent participates in the Depository Trust Company Fast Automated Securities Transfer program.

5.17          Tax Treatment. The Investor and the Company agree that for U.S. federal income tax purposes, and applicable state, local and non-U.S. income tax purposes, the Notes are not intended to be, and shall not be, treated as indebtedness. Neither the Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final

25

determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. law.

5.18          Set-Off.

(a)                The Investor may set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to the Investor (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(b)               The Investor may do anything necessary to effect any set-off undertaken in accordance with this Section 5.18 (including varying the date for payment of any amount payable by the Investor to the Company).

5.19          Short Sales. So long as any Note is outstanding, neither the Investor nor any member of the Investor Group shall engage in any Short Sales with respect to any shares of Common Stock, or shares of Common Stock underlying any Equity Interests.

6.                  CLOSING CONDITIONS

6.1              Conditions Precedent to the Obligations of the Investor. The obligations of the Investor to fund each Note and, with respect to the First Closing, to acquire the First Closing Shares at the First Closing, are subject to the satisfaction or waiver by the Investor, at or before each of the respective Closings, as applicable, of each of the following conditions:

(a)                Required Documentation. The Company must have delivered to the Investor (i) copies of all resolutions duly adopted by the Board of Directors of the Company, or any such other documentation of the Company approving the Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby and (ii) the Disclosure Letter, or with respect to the Second Closing, Third Closing, or Fourth Closing, as applicable, an updated Disclosure Letter;

(b)               Consents and Permits. The Company must have obtained and delivered to the Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby, including pursuant to Section 3.14 of this Agreement;

(c)                Trading Market Approval. The Company shall have either (i) obtained and delivered to the Investor copies of all necessary Trading Market approvals for the issuance of the applicable Note, and, upon the conversion of the applicable Note, the applicable Conversion Shares or (ii) submitted a Listing of Additional Shares Notification Form with the Trading Market relating to the issuance of the applicable Note, and, upon conversion of the applicable Note, the applicable Conversion Shares;

(d)               No Event(s) of Default. The Investor must be of the reasonable opinion that no Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby;

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(e)                Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of each respective Closing Date as though made on and as of such date;

(f)                Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(g)               Market Capitalization. With respect to the Second Closing, the Third Closing, and the Fourth Closing only, the Company’s Market Capitalization shall have been $150 million or greater for the ten (10) consecutive Trading Days immediately preceding the applicable Closing Date.

(h)               No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(i)                 No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;

(j)                 Limitation on Beneficial Ownership. The issuance of the applicable Note and, with respect to the First Closing, the First Closing Shares, shall not cause the Investor Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time;

(k)               Perfection of Security Interest. Each Major Investor shall have, to its satisfaction, perfected the security interest granted in the assets and collateral of the Company and its Subsidiaries described in the Security Agreement; and

(l)                 Funds Flow Request. The Company shall have delivered to the Investor a flow of funds request, substantially in the form set out in Exhibit F.

6.2              Conditions Precedent to the Obligations of the Company. The obligations of the Company to issue each Note and, with respect to the First Closing, the First Closing Shares at the First Closing, are subject to the satisfaction or waiver by the Company, at or before each of the respective Closings, as applicable, of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of

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the date when made and as of each respective Closing Date as though made on and as of such date;

(b)               Performance. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the applicable Closing; and

(c)                No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

7.                  EVENTS OF DEFAULT

7.1              Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a)                an Event of Default (as defined in the applicable Note);

(b)               any of the representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, including as of any Closing Date, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Investor or any of its representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, including as of any Closing Date; or

(c)                a failure by the Company to comply with any of its covenants or agreements set forth in this Agreement.

7.2              Investor Right to Investigate an Event of Default. If in the Investor’s reasonable opinion, an Event of Default has occurred, or is or may be continuing:

(a)                the Investor may notify the Company that is wishes to investigate such purported Event of Default;

(b)               the Company shall cooperate with the Investor in such investigation;

(c)                the Company shall comply with all reasonable requests made by the Investor to the Company in connection with any investigation by the Investor and shall (i) provide all information reasonably requested by the Investor in relation to the Event of Default to the Investor; provided that the Investor agrees that any materially price sensitive information and/or non-public information will be subject to confidentiality and not subject to Section 5.12, and (ii) provide all such requested information within three (3) Business Days of such request; and

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(d)               the Company shall pay all reasonable costs incurred by the Investor in connection with any such investigation.

7.3              Remedies Upon an Event of Default

(a)                If an Event of Default occurs pursuant to Section 7.1(a), the Investor shall have such remedies as are set forth in the applicable Note.

(b)               If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) fifteen (15) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Investor may declare, by notice to the Company, effective immediately, all outstanding obligations by the Company under the Transaction Documents to be immediately due and payable in immediately available funds and the Investor shall have no obligation to consummate any Closing under this Agreement or to accept the conversion of any Note into Conversion Shares.

(c)                If any Event of Default occurs and is not remedied within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) fifteen (15) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Investor may, by written notice to the Company, terminate this Agreement effective as of the date set forth in the Investor’s notice.

8.                  TERMINATION

8.1              Events of Termination. This Agreement:

(a)                may be terminated:

(i)                 by the Investor on the occurrence or existence of a Securities Termination Event or a Change of Control;

(ii)               by the mutual written consent of the Company and the Investor, at any time;

(iii)             by either Party, by written notice to the other Party, effective immediately, if the applicable Closing has not occurred within three (3) Business Days of the date specified by this Agreement or such later date as the Company and the Investor agree in writing, provided that the right to terminate this Agreement under this Section 8.1(a)(iii) is not available to any party that is in material breach of or material default under this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or has resulted in the failure of the applicable Closing to occur;

(iv)             by the Investor, in accordance with Section 7.3(c);

(v)               by the Company, by written notice to the Investor, at any time that the applicable Principal Amount outstanding under all of the Notes outstanding and any accrued but unpaid interest is reduced to zero (0); or

29

(vi)             at any time after the deadline for delivering the Second Closing Notice as set forth in Section 2.2(b), by any Major Investor, by written notice to the Company, at any time that the applicable Principal Amount outstanding under all of the Notes outstanding and any accrued but unpaid interest is reduced to zero (0).

8.2              Automatic Termination. This Agreement will automatically terminate, without further action by the parties, at the time after the Fourth Closing Date, or the notice period for delivery of the Fourth Closing Notice pursuant to Section 2.2(d) has expired, that the applicable Principal Amount outstanding under all of the Notes outstanding and any accrued but unpaid interest is reduced to zero (0), whether as a result of Conversion or repayment by the Company in accordance with the terms of this Agreement and the Notes.

8.3              Effect of Termination.

(a)                Subject to Section 8.3(b), each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b)               If the Investor terminates this Agreement under Section 8.1(a)(i):

(i)                 the Investor may declare, by notice to the Company, all outstanding obligations by the Company under the Transaction Documents to be due and payable (including, without limitation, the immediate repayment of any Principal Amounts outstanding under the Notes plus accrued but unpaid interest) without presentment, demand, protest or any other notice of any kind (other than the Investor’s election to declare such outstanding obligations due and payable), all of which are expressly waived by the Company, anything to the contrary contained in this Agreement or in any other Transaction Document notwithstanding; and

(ii)               the Company must within five (5) Business Days of such notice being received, pay to the Investor in immediately available funds the outstanding Principal Amounts for the Notes plus all accrued interest thereon (if any), unless the Investor terminates this Agreement as a result of an Event of Default and provided that (A) subsequent to the termination under Section 8.1(a)(i), the Investor is not prohibited by Law or otherwise from exercising its conversion rights pursuant to this Agreement or the Notes, (B) the Investor actually exercises its conversion rights under this Agreement or the Notes, and (C) the Company otherwise complies in all respects with its obligation to issue Conversion Shares in accordance with the Notes (which obligation will survive termination).

(c)                Upon termination of this Agreement, the Investor will not be required to fund any further amount after the date of termination of the Agreement, provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investor hereunder and which have not been repaid at the time of termination.

(d)               Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or

30

to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

(e)                Notwithstanding anything herein to the contrary, the Company’s covenant under Section 5.8 of this Agreement shall survive the termination of this Agreement in accordance with its terms.

9.                  GENERAL PROVISIONS

9.1              Fees and Expenses. Prior to the date of this Agreement, the Company has paid Morgan, Lewis & Bockius LLP, counsel to Lind Global Asset Management V, LLC, $25,000. At the Closing, the Company shall reimburse each Major Investor up to an additional $50,000 of actual, documented and reasonable due diligence costs and actual, documented and reasonable fees and disbursements of a law firm of its choosing in connection with the preparation of the Transaction Documents (for the avoidance of doubt, with respect to Lind Global Asset Management V, LLC, such law firm shall be Morgan, Lewis & Bockius LLP, it being understood that Morgan, Lewis & Bockius LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel). Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes and the First Closing Shares.

9.2              Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor

New York, NY 10022
Telephone: (646) 293-2100
Email: raj.mehra@seelostx.com
Attention: Raj Mehra, Ph.D., President and Chief Executive Officer

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With a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Telephone: (650) 320-1838

Email: jeffhartlin@Paulhastings.com

Attention: Jeff Hartlin

If to the Investor:

Lind Global Asset Management V, LLC
c/o The Lind Partners LLC
444 Madison Avenue, Floor 41
New York, NY 10022
Telephone: (646) 395-3931
Email: jeaston@thelindpartners.com and

notice@thelindpartners.com
Attention: Jeff Easton

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Telephone: (617) 341-7269
Email: bryan.keighery@morganlewis.com
Attention: Bryan S. Keighery

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

9.3              Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

9.4              Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

9.5              Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. The Company and the Investor irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any

32

such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

9.6              WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE INVESTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

9.7              Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closings and the delivery of the Securities.

9.8              Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

9.9              Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

9.10          Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

9.11          Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investor and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign any or all of its rights under this Agreement to any Person to whom the Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.

9.12          No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

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9.13          Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.14          Counterparts. This Agreement may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

9.15          Specific Performance. The Company acknowledges that monetary damages alone would not be adequate compensation to the Investor for a breach by the Company of this Agreement and the Investor may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company fails to comply or threatens not to comply with this Agreement or (b) the Investor has reason to believe that the Company will not comply with this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:	INVESTOR:

SEELOS THERAPEUTICS, INC.	LIND GLOBAL ASSET MANAGEMENT V, LLC

By: /s/ Raj Mehra, Ph.D.	By: /s/ Jeff Easton
Name: Raj Mehra, Ph.D.	Name: Jeff Easton
Title: President and Chief Executive Officer	Title: Managing Member

[Signature Page of Securities Purchase Agreement]

EXHIBIT A

FORM OF SECURITY AGREEMENT

[See attached]

EXHIBIT B

FORM OF NOTE

[See attached]

EXHIBIT C

FORM OF SECOND CLOSING NOTICE

[See attached]

EXHIBIT D

FORM OF THIRD CLOSING NOTICE

[See attached]

EXHIBIT E

FORM OF FOURTH CLOSING NOTICE

[See attached]

EXHIBIT F

FLOW OF FUNDS REQUEST

Seelos Therapeutics, Inc. – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated November 22, 2021 (the “Agreement”) between Seelos Therapeutics, Inc. (the “Company”) and Lind Global Asset Management V, LLC (the “Investor”), the Company irrevocably authorizes the Investor to distribute such funds as set out below, in the manner set out below, at the Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Closing	$20,000,000
Commitment Fee (if applicable)	$500,000
Total	$19,500,000

Please transfer the net amount of US $19,500,000 due at the Closing, to the following bank account:

Routing #:	[… *** …]
Account #	[… *** …]
FBO:	Seelos Therapeutics, Inc.
300 Park Ave., 2nd Floor
New York, NY 10022
Bank:	[… *** …]

Yours sincerely,

SEELOS THERAPEUTICS, INC.

By:

Name

Title